                                                                   EXHIBIT 10.11





                            ASSET PURCHASE AGREEMENT


                                  By And Among


                   NATIONAL CONVENIENCE STORES INCORPORATED,


                              NCS REALTY COMPANY,


                       STOP N GO MARKETS OF GEORGIA, INC.


                            THE CIRCLE K CORPORATION


                                      And


                           CIRCLE K PROPERTIES, INC.




                           DATED AS OF APRIL 20, 1994





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                               TABLE OF CONTENTS

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TABLE OF CONTENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   i

INDEX OF EXHIBITS AND SCHEDULES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          Section 1.1.   Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2.  SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          Section 2.1.   Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          Section 2.2.   Purchase of Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          Section 2.3.   Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          Section 2.4.   Opt-Out Stores . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          Section 2.5.   Instruments of Conveyance and Transfer . . . . . . . . . . . . . . . . . . . . . .   7
          Section 2.6.   Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 3.  TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Section 3.1.   Title Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Section 3.2.   Title Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Section 3.3.   Review of Title Commitments by Circle K  . . . . . . . . . . . . . . . . . . . . .   8
          Section 3.4.   NCS's Right to Cure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Section 3.5.   Inability to Deliver Any of the Stores . . . . . . . . . . . . . . . . . . . . . .   9
          Section 3.6.   Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 4.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Section 4.1.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Section 4.2.   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Section 4.3.   Actions by the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          Section 4.4.   Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . . . . . . . .  11
          Section 4.5.   Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 5.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          Section 5.1.   Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          Section 5.2.   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          Section 5.3.   Assumption of Liability; Indemnification  . . . . . . . . . . . . . . . . . . . . . 14
          Section 5.4.   Certain Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          Section 6.1.   NCS's Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . 16
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          Section 6.2.    Circle K's Representations, Warranties and Covenants. . . . . . . . . . . . . . . . . . . . .         18
          Section 6.3.    Operation, Repair and Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19
          Section 6.4.    Purchases of Inventories Prior to Closing Date. . . . . . . . . . . . . . . . . . . . . . . .         20
          Section 6.5.    Covenant of Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

ARTICLE 7.  INDEPENDENT INVESTIGATION; DISCLAIMER; AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
            AND INDEMNITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
          Section 7.1.    Independent Investigation; Scope of
                          Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
          Section 7.2.    Disclaimer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21
          Section 7.3.    Survival of Covenants, Agreements,
                          Representations and Warranties and Indemnity. . . . . . . . . . . . . . . . . . . . . . . . .         21
                (a)    Indemnification by NCS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
                (b)    Indemnification by Circle K  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
                (c)    Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

ARTICLE 8.  ACCESS TO INFORMATION; DUE DILIGENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23
          Section 8.1.    Inspections; Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

ARTICLE 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23
          Section 9.1.    Effective . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23
          Section 9.2.    Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24

ARTICLE 10.  EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
          Section 10.1.   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
          Section 10.2.   No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

ARTICLE 11.  DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
          Section 11.1.   Defaults by Either Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

ARTICLE 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
          Section 12.1.   Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
          Section 12.2.   Brokerage Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
          Section 12.3.   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
          Section 12.4.   Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
          Section 12.5.   Entire Agreement; Modifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
          Section 12.6.   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
          Section 12.7.   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
          Section 12.8.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
          Section 12.9.   Additional Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
          Section 12.10.  Applicable law and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
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          Section 12.11.   Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
          Section 12.12.   Bulk Transfer Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
          Section 12.13.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
          Section 12.14.   Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
          Section 12.15.   Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
          Section 12.16.   Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
          Section 12.17.   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
          Section 12.18.   Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
          Section 12.19.   Delivery of Written Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
          Section 12.20.   Met Life Leaseback Stores . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
          Section 12.21.   Use of Tradename and Servicemarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
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                        INDEX OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A              Procedures for Determining Purchase Price of Inventories

Exhibit B-1A           Form of Assignment and Assumption of Lease (With Lessor
                       Consent)

Exhibit B-1B           Form of Assignment and Assumption of Lease (With Lessor
                       Consent, NCS as Guarantor)

Exhibit B-2A           Form of Assignment and Assumption of Lease (No Lessor
                       Consent)

Exhibit B-2B           Form of Assignment and Assumption of Lease (No Lessor
                       Consent, NCS as Guarantor)

Exhibit B-3A           Form of Assignment and Assumption of Sublease (NCS as
                       Sublessor)

Exhibit B-3B           Form of Assignment and Assumption of Sublease (SNG as
                       Sublessor, NCS as Guarantor)

Exhibit B-4            Form of Assignment and Assumption of Lease (Metropolitan
                       Life Insurance Company)

Exhibit B-5A           Form of Assignment and Assumption of Lease (NCS as
                       Lessor)

Exhibit B-5B           Form of Assignment and Assumption of Lease (SNG as
                       Lessor, NCS as Guarantor)

Exhibit C              Form of Assignment and Assumption of Contracts

Exhibit D              Form of Deed

Exhibit E              Form of Assignment and Bill of Sale

Exhibit F              Form of Officer's Certificate

Exhibit G-1            Form of Underground Storage Tank System Information List

Exhibit G-2            Form of Current/Required Remediation Sites Schedule List

Exhibit G-3            Form of Remediation of Petroleum Contamination Transfer
                       Letter





                                      -iv-
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Exhibit G-4            Form of Environmental Remediation Reimbursement
                       Applications List





                                      -v-
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                                   SCHEDULES

Schedule 1.1(d)        Contracts

Schedule 1.1(j)(9)     Description of Additional Excluded Assets

Schedule 1.1(m)        Description of Excluded Improvements

Schedule 1.1(o)        Descriptions of Fee Stores

Schedule 1.1(r)        Description of Leases

Schedule 1.1(s)        Liabilities Assumed by Circle K

Schedule 1.1(ab)       Description of Sale Leaseback Agreement(s)

Schedule 1.1(ac)       List of Convenience Stores

Schedule 2.4           Store Valuations and Cash Flow

Schedule 6.1(c)        Requisite Consents to be Obtained by NCS

Schedule 6.1(e)        NCS Litigation

Schedule 6.1(l)        Employment Related Agreements to be Assumed by Circle K

Schedule 6.2(c)        Requisite Consents to be Obtained by Circle K

Schedule 6.2(d)        Circle K Litigation





                                      -vi-
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                                   EXHIBIT A

            PROCEDURES FOR DETERMINING PURCHASE PRICE OF INVENTORIES


       NCS shall, at the time of the audit, physically gauge the level of motor fuels contained in each fuel storage tank at each Store to be conveyed to Circle K and determine the number of inches of motor fuel contained therein. Circle K may have representatives present. Thereafter, the number of inches shall be converted to gallons of motor fuel less water by use of the appropriate manufacturer's tank chart. To determine the purchase price of the Motor Fuel Inventory to be paid by Circle K to NCS, the result shall be multiplied by the price NCS paid for the motor fuel at its last documented delivery for each Store, plus applicable freight charges and taxes.
Immediately after the conclusion of such measurements and calculations, the results thereof shall be memorialized in writing and signed by representatives of NCS and Circle K, and shall be binding on NCS and Circle K.

       The purchase price of the Merchandise Inventory to be paid by Circle K to NCS for the Stores shall equal the actual retail price of such Merchandise Inventory established in accordance with the NCS's inventory pricing practices multiplied by the average cost of such Merchandise Inventory as calculated by the retail method of inventory valuation utilized by NCS for the operating area where each Store is located, expressed as a percentage on the operating statement for such Store for the three (3) calendar months immediately preceding the Closing Date. NCS shall, on the Closing Date or within 48 hours before, conduct an audit of the inventory at each Store along with a representative from Circle K who shall have a right to participate in the taking of the inventory. Circle K will take control of the inventory at each location effective as of the initiation of the physical audit taken at each location. Damaged, spoiled and outdated merchandise will not be included in the count. Branded items, such as hard plastic coffee cups/fountain mugs and ice chests will be included in the count. Hot cups, cold cups, Icee cups, popcorn bags and nacho bowls will be limited to a maximum inventory of 200 containers per size. None of the smallest size of NCS's hot cups and none of the smallest size of the NCS's cold cups will be counted. Circle K will only be obligated to buy filled ice bags. Those products used to fill hot/cold containers (i.e., coffee beans/packets, fountain drink bag in the box, etc.) will be assigned a zero value. Immediately after the calculation of the amount of the Merchandise Inventory, the results thereof shall be memorialized in writing and signed by representatives of NCS and Circle K and shall be binding on NCS and Circle K.

       Within fifteen (15) Days after the Closing Date, the Parties shall calculate the total purchase price payable by Circle K to NCS for the Inventories. The amount payable by Circle K to NCS shall be paid by wire transfer of immediately available federal funds not later than fifteen (15) Days after the Closing Date.

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of April 20, 1994, is by and among NATIONAL CONVENIENCE STORES INCORPORATED, a Delaware corporation, NCS REALTY COMPANY, a Texas corporation and STOP N GO MARKETS OF GEORGIA, INC., a Georgia corporation (hereinafter, collectively, "NCS"), whose principal address is 100 Waugh Drive, Houston, Texas 77007, and THE CIRCLE K CORPORATION, a Texas corporation, and CIRCLE K PROPERTIES, INC., a Delaware corporation (hereinafter, collectively, "Circle K"), whose principal address is Phoenix Corporate Center, Suite 1800, 3003 North Central Avenue, Phoenix, Arizona 85012.


                                  INTRODUCTION

         NCS desires to sell to Circle K and Circle K desires to purchase from NCS, on the terms and subject to the conditions of this Agreement, eight (8) operating Fee Stores and adjacent properties (if any) and nineteen (19) operating Leased Stores and adjacent properties (if any) located in the State of Georgia, together with certain assets used in the operation of the Stores and Merchandise Inventories and Motor Fuel Inventories located at such Stores. In addition, on the terms and subject to the conditions of this Agreement, NCS desires to assign to Circle K and Circle K desires to assume from NCS certain ongoing obligations relating to the operation of the Stores.

                            ARTICLE 1.  DEFINITIONS

         SECTION 1.1.        CERTAIN DEFINITIONS.

         As used in this Agreement:

                 (a) "ASSETS" shall mean NCS's interest in the Land, Improvements, Equipment, Leases, transferable licenses and permits and Contracts, all as hereinafter defined, but shall not include the Excluded Assets, as hereinafter defined.

                 (b) "CLOSING" shall mean the consummation of the transactions contemplated by Article 2 of this Agreement.

                 (c)         "CLOSING DATE" shall mean the date designated in
         Section 4.1 on which the Closing will be held.

                 (d) "CONTRACTS" shall mean NCS's interest in those contracts designated on Schedule 1.1(d) which shall be assigned to and assumed by Circle K on the Closing Date.

                 (e) "DAYS" shall mean calendar days unless the phrase "Business Days" is used, and if the last Day of any period of time set forth herein falls on a Saturday, Sunday or national legal holiday, such period shall be automatically extended to include the next following Business Day. "BUSINESS DAYS" shall mean those calendar days that are not Saturdays, Sundays or national legal holidays.

                 (f) "EFFECTIVE TIME" shall mean as to (i) the Inventory in each Store, the time on the Closing Date at which the inventory procedure described in Exhibit A is initiated with respect to such Store, and (ii) the Employees and the Assets (other than the Inventory), 10:00 a.m., Houston, Texas time on the Closing Date.

                 (g) "EFFECTIVE DATE" shall mean the date of this Agreement.

                 (h) "EMPLOYEES" shall mean employees of NCS who work at a Store or who directly service or supervise any such Stores.

                 (i) "EQUIPMENT" shall mean, except for Excluded Assets, NCS's interest in all gasoline storage tanks and related piping, gasoline station and gasoline dispensing equipment, walk-in boxes, movable trade fixtures, equipment, furniture, furnishings and installations of every kind located on the Land or the Leased Land and conveyed to Circle K on the Closing Date.

                 (j)         "EXCLUDED ASSETS" shall mean the following:

                             (1) Cash and accounts receivable, except for a change fund for each Store to be separately purchased from NCS by Circle K and as agreed to by the Parties at the time of the Closing;

                             (2) Any service mark, trademark, trade name, signs, uniforms or other items bearing any trademark owned or licensed by NCS or bearing NCS's name or logo;

                             (3)         NCS's name plate on credit card
                 imprinters;

                             (4)         Money order machines;

                             (5) Access to the mainframe computer and computer systems owned or operated by NCS;

                             (6) Logo racks belonging to vendors and other assets owned by suppliers and other third parties and not assigned pursuant to a contract designated on Schedule 1.1(d);

                             (7) Nontransferable licenses, permits, contracts and other agreements;

                             (8) Manuals and operational and training materials; and

                             (9)         Additional assets described or
                 identified on Schedule 1.1(j)(9).

                 (k) "FEE STORES" shall mean the Stores with respect to which NCS has fee simple ownership of the Land.

                 (l) "HAZARDOUS MATERIALS" shall mean (i) any "solid waste," "hazardous waste" or "regulated substance" as defined by the Resource Conservation and Recovery Act ("RCRA") of 1976 (42 U.S.C.
         Section 6901 et seq.) as amended from time to time, and regulations promulgated thereunder; (ii) "regulated asbestos-containing materials" as defined in the National Emission Standard for Asbestos ("NESA") (40 C.F.R. Section 61.140 et seq.) as amended from time to time; (iii) any substance, the presence of which is prohibited by any governmental authority; (iv) any other substance which by any governmental regulatory authority requires special handling or notification of any federal, state or local governmental entity in its collection, sale, transportation, storage, treatment or disposal; and (v) any underground storage tanks, whether active, inactive, empty, filled or partially filled with any such materials, provided, however, that the term "Hazardous Materials" shall not include Petroleum Products.

                 (m) "IMPROVEMENTS" shall mean NCS's interest in all buildings constructed upon the Land or the Leased Land together with all permanently attached machinery and fixtures, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment located on the Land or the Leased Land on the Closing Date, except as described on Schedule 1.1(m).

                 (n) "INVENTORY" shall mean the Merchandise Inventory, and the Motor Fuel Inventory.

                 (o) "LAND" shall mean NCS's fee interest in the real property described on Schedule 1.1(o), together with NCS's interest in the rights, easements and appurtenances pertaining thereto, including without limitation any right-of-way or easement over any adjoining property and any right, title and interest of NCS in and to adjacent streets, alleys or rights-of-way.

                 (p) "LEASED LAND" shall mean the real property demised to NCS pursuant to a Lease.

                 (q) "LEASED STORES" shall mean the Stores with respect to which NCS has a leasehold estate in the Leased Land.

                 (r) "LEASES" shall mean NCS's interest in the leases and/or subleases identified and described on Schedule 1.1(r) which shall be assigned to and assumed by Circle K on the Closing Date or the premises demised thereunder which shall be subleased by NCS to Circle K upon essentially the same terms and conditions as are contained in the Lease of the premises to NCS.

                 (s)         "LIABILITIES" shall mean the liabilities listed on
         Schedule 1.1(s) to be assumed by Circle K on the Closing Date and which shall include without limitation NCS's obligations under the Contracts and the Leases assumed by Circle K.

                 (t) "MERCHANDISE INVENTORY" shall mean the goods and merchandise (other than motor fuel) offered for sale or lease by NCS or held in storage for future sale or lease or used as operating supplies at the Stores on the Closing Date, but shall not include damaged or dated items or items bearing NCS's trademarks.

                 (u) "MOTOR FUEL INVENTORY" shall mean the motor fuel offered for sale or held in storage for future sale at the Stores on the Closing Date.

                 (v) "OTHER PARTY" shall mean either NCS or Circle K, as the context requires.

                 (w) "PARTY" or "PARTIES" shall mean, respectively, either NCS or Circle K or both NCS and Circle K, as the context requires.

                 (x) "PERMITTED EXCEPTIONS" shall mean (i) the Standard Exceptions (as defined in Section 3.2 hereof), (ii) title exceptions which do not materially and adversely affect or impair the use of the Land and Improvements as currently used, and (iii) those exceptions or conditions shown in the Title Commitments to which Circle K does not object in accordance with Section 3.3 hereof.

                 (y) "PETROLEUM CONTAMINATION" shall mean contamination derived solely from the on-site storage, sale or distribution of Petroleum Products.

                 (z) "PETROLEUM PRODUCTS" shall mean those substances included within the meaning of the petroleum exclusion to CERCLA, 42 U.S.C. Section 9601(14), as interpreted by the courts and the Environmental Protection Agency ("EPA"), that is: petroleum, including crude oil or any fraction thereof which is not otherwise specifically listed or designated as a hazardous substance under Subparagraphs (A) through (F) of 42 USC Section 9601(14), natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). The word fraction refers to certain distillates of crude oil, including gasoline, kerosene, diesel oil, jet fuels, and fuel oil, pursuant to Standard Definitions of Petroleum Statistics, American Petroleum Institute, Fourth Edition 1988.

                 (aa) "REPORTABLE RELEASES" shall mean a release of Petroleum Products or Hazardous Materials that must be reported under the more stringent of (i) 40 C.F.R. 280 Subpart E, (ii) RCRA, 42
         U.S.C.   6901 et seq., (iii) NESA, 40 C.F.R.   61.140 et seq, or (iv)
         state or local administrative regulations or statutory requirements.

                 (ab) "SALE LEASEBACK AGREEMENT(S)" shall mean those agreements described on Schedule 1.1(ab).

                 (ac) "STORE" or "STORES" shall mean the convenience stores listed on Schedule 1.1(ac).

                 (ad) "SUBLEASE" or "SUBLEASES" shall mean, respectively, a sublease or subleases entered into between the Parties pursuant to Sections 1.1(q), 2.5(b) and 3.5.

                 (ae) "SURVEY" or "SURVEYS" shall mean, respectively, mean each survey or collectively all surveys furnished in accordance with the terms and provisions hereof.

                 (af) "TITLE COMPANY" shall mean Lawyers Title Insurance Corporation, as agent for the title insurance underwriters named in the Title Commitments.

                 (ag) "TITLE POLICY" shall mean the owner's title insurance policy or policies issued by the Title Company in accordance with the terms and provisions hereof.


                                ARTICLE 2.  SALE

         SECTION 2.1.        SALE OF ASSETS.

         Subject to the terms and conditions stated herein, NCS agrees to transfer, and Circle K agrees to accept, the Assets as further designated herein.

                 (a) As of the Effective Time, NCS shall transfer to Circle K the Land, the Leases, the Improvements, the Equipment, the Contracts and the transferable licenses and permits that Circle K agrees in writing to assume.

                 (b) As of the Effective Time, Circle K shall (i) assume the transferable licenses and permits that Circle K agrees in writing to assume, and (ii) pay to NCS by wire transfer of immediately available federal funds the sum of Nine Million One Hundred Fifty Thousand Dollars ($9,150,000).

         SECTION 2.2.        PURCHASE OF INVENTORY.

                 (a) As of the Effective Time, NCS shall sell to Circle K and Circle K shall purchase from NCS, the Inventory. The purchase price of the Inventory shall be determined and paid in accordance with the procedures set forth in Exhibit A.

                 (b) In the event a Store is excluded from this transaction pursuant to Section 2.4, NCS may elect to close said Store not less than two (2) Days before the Closing Date and distribute the Store's Inventory to Stores that will be conveyed to Circle K on the Closing Date pursuant to this Agreement. The Inventory shall be distributed reasonably evenly to not less than eight (8) such Stores. All expenses of Closing a Store and moving and restocking the Inventory at the other Stores shall be borne by NCS. As of the Effective Time, the Inventory will be counted as part of the Inventory of the Stores that are being sold to Circle K.

         SECTION 2.3.        ASSUMPTION OF LIABILITIES.

                 As of the Effective Time, Circle K shall assume the Liabilities and shall indemnify, defend and hold NCS harmless with respect to any losses, liabilities, damages, costs and expenses (including attorneys' fees, court costs and costs of investigation) which arise from or are in any way related to Circle K's failure to assume or discharge timely any of the Liabilities. The assumption of Liabilities by Circle K shall be evidenced by the execution and delivery by Circle K to NCS of (i) Assignments and Assumptions of Lease (or Sublease) substantially in the forms of Exhibits B-1A through B-5B attached hereto, as appropriate, and (ii) Assignments and Assumptions of Contracts substantially in the form of Exhibit C. Except as specifically provided for in this Section 2.3 or elsewhere in this Agreement, no liabilities or obligations of NCS shall be assumed by Circle K in this transaction.

         SECTION 2.4.        OPT-OUT STORES.

                 (a) In the event NCS is unable to transfer a Store to Circle K because of events beyond the control of NCS after the exercise of reasonable effort then, in such event after written notice to Circle K, such Store shall be excluded from the transaction and an amount equal to the value of the excluded Store as shown on Schedule
         2.4 shall be deducted from the purchase price payable by Circle K to NCS pursuant to Section 2.1(b) hereof.

                 (b) If, prior to the Closing Date, condemnation proceedings are begun with respect to any Asset that would render a Store's continued operation as a convenience store impracticable in accordance with generally accepted operating procedures in the convenience store industry, such Store shall be excluded from the transaction and an amount equal to the value of the excluded Store as shown on Schedule 2.4 shall be deducted from the purchase price payable by Circle K to NCS pursuant to Section 2.1(b) hereof.

                 (c) In the event that the cash flow (as shown on Schedule 2.4) of the Stores excluded pursuant to this Section 2.4 is greater than ten percent (10%) of the total cash flow of all Stores as shown on Schedule 2.4, either Party shall have a right to terminate this Agreement as set forth below. Such right to terminate shall terminate on the sixth (6th) Business Day following receipt by Circle K of notification of the exclusion of the Store which causes the threshold aggregate amount stated above to be exceeded; provided, however, that such right to terminate shall be reinstated for an additional period of five (5) Business Days following receipt of any later notice of the exclusion of any additional Store beyond such threshold aggregate amount. Receipt of either type of notice described in the immediately preceding sentence shall automatically postpone the Closing Date to the first Business Day following the expiration of the termination period applicable to such notice.

         SECTION 2.5.        INSTRUMENTS OF CONVEYANCE AND TRANSFER.

                 (a) On the Closing Date, NCS shall deliver to Circle K special or limited warranty deeds, bills of sale, Assignments and Assumptions of Lease and/or Sublease, and Assignments and Assumptions of Contracts, to transfer the Assets to Circle K. The special or limited warranty deeds shall be subject to the Permitted Exceptions.

                 (b) Certain of the Assets to be transferred under this Agreement consist of leasehold interests in Stores subject to Sale Leaseback Agreement(s). In the event a Store is subject to a Sale Leaseback Agreement, the conveyance of NCS's interest will be subject to the terms of the relevant Sale Leaseback Agreement. In such event, the transfer may be accomplished by an (i) an Assignment and Assumption of Lease, or (ii) a Sublease with terms and conditions as prescribed by the applicable Sale Leaseback Agreement and further described on Schedule 1.1(ab), in the form and with such content as is agreed to by the Parties.

         SECTION 2.6.        ESCROW AGENT.

                 The "Escrow Agent" to hold monies and documents shall be:

                             Lawyers Title Insurance Corporation
                             National Accounts Office
                             600 North Pearl, Suite 700, LB 185
                             Dallas, TX  75201

                               ARTICLE 3.  TITLE

         SECTION 3.1.        TITLE COMMITMENTS.

         As soon after the Effective Date as is reasonably possible, Circle K shall, at its sole cost and expense, order from the Title Company such Title Commitments as it desires covering the Land and the buildings at the Fee Stores. The Title Commitments shall describe the state of the title to the Land and buildings at the Fee Stores, together with all exceptions and conditions, including without limitation, all easements, descriptions, rights-of-way, covenants, reservations and all other liens or encumbrances affecting the Land and buildings at the Fee Stores which would appear in an owner's Title Policy, if issued. The Title Commitments shall contain the express commitment of the Title Company to issue a Title Policy to Circle K, in the amount specified by Circle K, insuring such title to the Land and buildings comprising each Fee Store as is specified in the Title Commitments. NCS shall simultaneously cause to be furnished to Circle K, at NCS's sole cost and expense, copies of all instruments reasonably requested by Circle K which are referred to in the Title Commitments as conditions or exceptions to title to the Land and buildings comprising the Fee Stores, including liens.

         SECTION 3.2.        TITLE POLICIES.

         At the Closing, Circle K, at its sole cost and expense, may purchase Title Policies covering the Land and buildings at each Fee Store insuring indefeasible fee simple title free and clear of all liens and encumbrances other than the Permitted Exceptions, which are (i) those to which Circle K does not object pursuant to Section 3.3, (ii) exceptions which do not materially and adversely affect or impair the use of the Land and Improvements as currently used, and (iii) the standard exceptions contained in the standard ALTA Form Title Policy (or the comparable form required in the State of Georgia) (the "Standard Exceptions").

         SECTION 3.3.        REVIEW OF TITLE COMMITMENTS BY CIRCLE K.

         Circle K shall have ten (10) Days after receipt of each Title Commitment to review and to deliver to NCS (such that the objections are received by NCS within said time period) in writing any objections that Circle K may have to anything (other than Permitted Exceptions) contained or set forth in a Title Commitment. Circle K agrees that it shall not object to normal utility, ingress, egress, access or similar easements or other matters affecting the Land and buildings comprising the Fee Stores which do not materially interfere with the current use of the Land. Any such items to which Circle K does not so object within such period shall be deemed to be Permitted Exceptions.

         SECTION 3.4.        NCS'S RIGHT TO CURE.

         If exceptions (other than Permitted Exceptions) to the title to a particular Fee Store have been identified in a Title Commitment and if Circle K delivers objections to such exceptions to

NCS in accordance with Section 3.3, then NCS shall, prior to the Closing Date, use its reasonable efforts to satisfy such objections and shall be obligated to cure, at the Closing, any matter that can be cured solely by the payment of money ("Monetary Exceptions") in an amount not to exceed $25,000 per Fee Store. NCS shall be obligated to release all Deed of Trust liens at its sole expense, which shall not be considered Monetary Exceptions. NCS shall have the option, but not the obligation, to cure any Monetary Exception involving the payment of money in an amount in excess of $25,000 per Fee Store ("Optional Monetary Exception"). If NCS gives written notice to Circle K within ten (10) Days after receipt from Circle K of such objections that NCS is unable by the use of reasonable efforts to cure any exception that is not a Monetary Exception or is unwilling to cure any Optional Monetary Exception as to any Fee Store, then such Fee Store shall be excluded from the transaction in accordance with
Section 2.4 unless Circle K, by written notice to NCS within ten (10) Days after receipt of notice of NCS's inability or unwillingness to cure such exception, elects to waive such exception and not to treat such Fee Store in accordance with Section 2.4. Notwithstanding anything to the contrary elsewhere in this Agreement, the exclusion of a particular Fee Store in accordance with Section 2.4 shall be Circle K's sole remedy in the event that NCS is unable or unwilling to cure Circle K's objections to exceptions to the title to the real property at such Fee Store.

         SECTION 3.5.        INABILITY TO DELIVER ANY OF THE STORES.

         Notwithstanding any terms herein to the contrary, if after the use of reasonable efforts (which reasonable efforts need not include the expenditure of money) NCS is unable to secure the consent of any third party (including the landlord of a Sale Leaseback Agreement or an individual lease) required for the assignment or Sublease or conveyance of any Asset to Circle K, the Parties will endeavor in good faith to structure a transaction (by Sublease, license, or other reasonably satisfactory arrangement) that gives the Parties the economic equivalents of their respective bargains without requiring the consent of such third party. In the event a reasonably satisfactory arrangement cannot be made with respect to a Store or in the event of a condemnation as described in
Section 2.4(b) or in any other event in which NCS is unable to deliver any particular Store on the Closing Date, such Store shall not be transferred and shall be treated as provided in Section 2.4.

         In the event of a partial condemnation of the Assets that would not render a Store's continued operation as a convenience store impracticable in accordance with generally accepted operating procedures in the convenience store industry, NCS shall assign to Circle K at Closing any claim arising out of the partial condemnation and Circle K shall take title to the affected Asset. Said assignment of claim shall be Circle K's sole remedy if NCS is unable to deliver any portion of the Assets due to a partial condemnation.

         SECTION 3.6.        SURVEYS.

         As soon after the Effective Date as is reasonably possible, NCS shall furnish to Circle K all Surveys which NCS has in its possession covering the Fee Stores. Circle K may order

Surveys for Fee Stores for which NCS has not been able to provide a Survey.
All Surveys will be ordered at Circle K's sole cost and expense and shall be conducted in accordance with ALTA or equivalent requirements. If any Survey reveals any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments, or any overlapping of Improvements, or other matters not in accordance with the Title Commitment to which Circle K would be entitled to object under Section 3.3, then NCS, upon written request from Circle K received no later than ten (10) Days after receipt by Circle K of the applicable Survey, shall be obligated to cure, at the Closing, any discrepancy, conflict or shortage in area or boundary lines, or any encroachment or any overlapping of Improvements ("Survey Defect") that may be cured by the payment of an amount not to exceed $25,000 per Fee Store. NCS shall have the option, but not the obligation, to cure any Survey Defect involving the payment of money in excess of $25,000 per Fee Store. If NCS is unable or unwilling to effect a cure prior to the Closing Date, the affected Fee Store shall be excluded from the transaction in accordance with Section 2.4 unless Circle K, by written notice to NCS within ten (10) Days after receipt of notice of NCS's inability or unwillingness to cure such defect, elects not to treat such Fee Store in accordance with Section 2.4 and Circle K shall be deemed to have waived its objection previously made to such defect. Notwithstanding anything to the contrary elsewhere in this Agreement, the exclusion of a particular Fee Store in accordance with Section 2.4 shall be Circle K's sole remedy in the event NCS is unable by the use of reasonable efforts to effect a cure of any such matters revealed by the Survey.

                              ARTICLE 4.  CLOSING

         SECTION 4.1.        CLOSING.

         The Closing shall be held at 10:00 A.M. at the principal place of business of NCS in Houston, Texas on April 29, 1994 or as soon thereafter as is reasonably practicable, unless both Parties agree in writing to another time, date and place. Time is of the essence as to the Closing Date. The date on which the Closing is held is referred to as the "Closing Date."

         SECTION 4.2.        RISK OF LOSS.

         All risk of loss with respect to the Assets (except for the Inventory) shall be borne by NCS until 10:00 a.m., Houston, Texas time on the Closing Date. The risk of loss with respect to the Inventory in a particular Store shall be borne by NCS until the initiation of the physical inventory with respect to such Store in accordance with the procedures described on Exhibit A. Thereafter, risk of loss shall be assumed by Circle K, and simultaneously therewith Circle K shall assume operating control of the Stores except for those withdrawn in accordance with the terms of this Agreement. NCS may cancel all insurance coverage on the Assets effective at 12:01 a.m. local time on the Day following the Closing Date.

         SECTION 4.3.        ACTIONS BY THE PARTIES.

                 (a) Subject to the terms of this Agreement, at the Closing, NCS shall execute, acknowledge (where appropriate) and deliver to Circle K the following:

                             (1) Special or limited warranty deeds substantially in the form of Exhibit D attached hereto, conveying to Circle K indefeasible fee simple title to the Land and buildings comprising the Fee Stores;

                             (2) A bill of sale substantially in the form of Exhibit E attached hereto, conveying the Equipment and Inventory to Circle K;

                             (3) Counterparts of the Assignments and Assumptions of Lease, Assignments and Assumptions of Contracts, Subleases and Closing statements;

                             (4) Assignment of transferable permits and licenses; and

                             (5) Such other documents as the Parties agree are appropriate under the circumstances.

In addition, NCS shall deliver to Circle K complete copies of its real estate and construction files pertaining to the Stores.

                 (b) Subject to the terms of this Agreement, at the Closing, Circle K shall:

                             (1)          execute, acknowledge (where
                 appropriate) and deliver to NCS the following in form and substance acceptable to NCS: Counterparts of the Assignments and Assumptions of Lease, the Assignments and Assumptions of Contracts, Subleases and Closing statements and such other documents as the Parties agree are appropriate;

                             (2)         Pay to NCS by wire transfer of
                 immediately available federal funds, in accordance with NCS's written instructions, the sum of Nine Million One Hundred Fifty Thousand Dollars ($9,150,000); and

                             (3) Cause the Title Company to deliver the Title Policies.

         SECTION 4.4.        CONDITIONS TO OBLIGATION TO CLOSE.

         The obligations of a Party pursuant to this Agreement are subject to the fulfillment and satisfaction as of the Closing Date of each of the following conditions. These conditions may be waived by a Party, provided that if specific written notice of the failure of any one or more of such conditions is given to a Party by the Other Party prior to the Closing Date, the Party may nevertheless proceed with the Closing without satisfaction in whole or in part of such condition or conditions and without written waiver, and the Party shall be deemed to have waived any rights or remedies it might otherwise have had against the Other Party by reason of the failure of any condition specified in such notice.

                 (a) Each Party's representations and warranties pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

                 (b) Each Party shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with on or before the Closing.

                 (c) NCS shall have obtained such consents as are listed on Schedule 6.1(c).

                 (d) Each Party shall have received from the Other Party the following:

                             (1) Resolutions of the Board of Directors of the Other Party authorizing the execution, delivery and performance of this Agreement and the documents of conveyance provided for herein.

                             (2)         A certificate with respect to
                 incumbency and signatures of the relevant officers of the Other Party.

                             (3)         A certificate executed by a duly
                 appointed officer of the Other Party confirming that the conditions specified in Sections 4.4(a), (b) and (c) have been satisfied.

                             (4) Certificates of good standing for each of the corporations that comprise the Other Party from the states of their incorporation, the state(s) of their principal place(s) of business and, for NCS, the State of Georgia.

                 (e) Circle K shall have received from NCS a certificate executed by a duly authorized officer of NCS dated and effective immediately prior to the Closing, in substantially the form of Exhibit F attached hereto.

                 (f) All necessary regulatory approvals shall have been obtained and all waiting periods shall have expired, including without limitation those mandated by the Hart-Scott-Rodino Antitrust Improvements Act.

                 (g)         This Agreement shall not have been terminated.

                 (h) There shall not be any actual or threatened action or proceeding by or before any court or other governmental body or agency that seeks to restrain, rescind, prohibit or invalidate the transactions contemplated by this Agreement, except for eminent domain, condemnation, or similar actions or proceedings, if any.

                 (i) The actions required by the Parties as set forth in Section 4.3 shall have been completed.

                 (j) Since the Effective Date, there shall have been no material adverse change in the Assets (taken as a whole) that has not been waived by Circle K.

         SECTION 4.5.        PRORATIONS.

         Taxes assessed against or with respect to the Assets, rent, charges arising under the Contracts, and other items of income or expense including utility bills shall be prorated as of the Closing Date. NCS will be responsible to pay all rents due under the leases for May 1994 (subject to Circle K's obligation to reimburse NCS for such costs pursuant to the provisions of this Section). Each Party will cooperate with the Other Party to obtain utility service for Circle K for the Stores as of the Closing Date. Circle K shall assume and pay all utility bills accruing for the period after the Closing Date. All accounts payable for Inventory delivered after the time that the inventory audit is conducted pursuant to Exhibit A shall be paid by Circle K. At Closing, Circle K shall reimburse NCS for all security deposits
paid pursuant to the Leases and Contracts.   Percentage rent under the Leases
shall be prorated between the Parties as of the Closing Date upon receipt of the percentage rent amounts and based on the assumption that each day of the Lease year is responsible for 1/365 or 1/366 (as appropriate) of the total percentage rent due and owing for the Lease year. The Parties acknowledge that such proration will not occur until such time as the percentage rent is due to the respective lessors.


                       ARTICLE 5.  ENVIRONMENTAL MATTERS

         SECTION 5.1.        BACKGROUND.

         In order to (i) minimize the likelihood of future disputes between the Parties regarding their potential responsibilities for any environmental remediation that may be required as a result of any Petroleum Contamination at any of the Stores, and (ii) help promote certainty and thereby expedite the performance of any such environmental remediation, the Parties desire to allocate the responsibility for any such environmental remediation between them as set forth in this Article 5. However, nothing in this Article 5 is intended, or shall be interpreted or construed, to require either Party to assume responsibility for, or to indemnify or defend the Other Party (or any other Person) against, either (i) any Third Party Liability (as defined herein) or (ii) any responsibility or liability for remediation of any nature other than Environmental Remediation (as defined herein).

         SECTION 5.2.        DEFINED TERMS.

         In addition to the terms defined elsewhere in this Agreement, the terms set forth below shall have the following meanings:

                 (a) "ENVIRONMENTAL REMEDIATION" shall mean (i) such actions as may be required by applicable law and applicable rules and regulations relating to the environment that now or in the future require the remediation of any of the Store Sites as the result of Petroleum Contamination, as such law, rules and regulations may be in effect from time to time, and (ii) such further actions, if any, as may be required at any of the Store Sites by any final and nonappealable order of any court or governmental authority requiring remediation at any of the Store Sites. The term "Environmental Remediation" shall not include any actions of any nature that may be required at any of the Store Sites as a result of anything other than Petroleum Contamination.

                 (b) "THIRD PARTY LIABILITY" shall mean any liability, responsibility or obligation of any nature whatsoever other than responsibility for Environmental Remediation. Without limiting the foregoing in any way, the term "Third Party Liability" shall include any and all liability to any Person for monetary damages, whether arising in an action sounding in tort or contract, as civil or criminal penalties, or otherwise.

                 (c) "STORE SITE" shall mean any tract of land in which Circle K acquires a fee estate or a leasehold estate from NCS pursuant to this Agreement, as well as any property that suffers or has suffered Petroleum Contamination that originates or originated from the tract acquired pursuant to this Agreement. The term "Store Site" shall not include any property except to the extent that such property suffers or has suffered Petroleum Contamination that originates or originated from the property acquired by Circle K pursuant to this Agreement.

                 (d) "PERSON" shall mean any individual or entity of any nature whatsoever, and shall include governmental authorities and quasi-governmental authorities and entities.

         SECTION 5.3.        ASSUMPTION OF LIABILITY; INDEMNIFICATION.

                 (a) Assumption of Liability. Subject to Section 5.3(b), Circle K hereby assumes all responsibility of NCS to effect and pay for any and all Environmental Remediation required to be performed after the Closing Date (whether in progress on the Closing Date or required in the future) at any and all of the Store Sites acquired by Circle K pursuant to this Agreement ("Assumed Liabilities").

                 (b) Limitation. The Assumed Liabilities shall not include (i) any Third Party Liability, (ii) any liability to pay for any Environmental Remediation performed prior to the Closing Date, or
         (iii) any responsibility or liability relating to any Store Site as to which NCS's representation in Section 6.1(m) hereof is inaccurate in any material respect.

                 (c) Indemnification. Circle K hereby agrees to indemnify, defend and hold harmless NCS from and against the Assumed Liabilities and any attorneys' fees related thereto. In addition, Circle K hereby agrees to indemnify, defend and hold harmless NCS from and against any and all Damages (as defined elsewhere herein) resulting directly from Circle K's failure to effect and pay for any Environmental Remediation on a timely basis. Notwithstanding the foregoing, Circle K shall not be responsible for any Damages that arise from NCS's breach of its warranty under Section 6.1(m) hereof.

         SECTION 5.4.        CERTAIN RELATED MATTERS.

                 (a)  NCS will promptly provide to Circle K the following items:

                 (1) Not later than twenty (20) Days after the Closing Date, a list by Store of underground storage tank system information including composition descriptions, installation dates, all upgrades required by 40 CFR 280, or state or local regulations, upgrading dates and date of each compliance inspection or test (i.e., tank tightness test, leak detector test, cathodic protection test and/or certification and monitoring results), if any substantially in the form of Exhibit G-1 attached hereto;

                 (2) On or before April 27, 1994 a Schedule substantially in the form of Exhibit G-2 attached hereto identifying all Stores and adjacent properties at which remediation of Petroleum Contamination is occurring or required;

                 (3) Not later than twenty (20) Days after the Closing Date, executed copies of such transfer documents (substantially in the form of Exhibit G-3 attached hereto) or such other documents as may be required by state or local authorities to transfer the obligation to continue the remediation of Petroleum Contamination from NCS to Circle K; and

                 (4) On or before April 27, 1994, a list substantially in the form of Exhibit G-4 attached hereto of all applications submitted to the regulatory authorities that have jurisdiction over each Store for which Environmental Remediation was undertaken regarding corrective action reimbursement requests. NCS will grant its fund rights to Circle K for expenditures applied to the fund deductible.

                 (b) Not later than ten (10) Days after the Closing Date, NCS will provide to Circle K completed underground storage tank registration forms for Circle K's signature and proper filing with the appropriate state or local authorities.

                 (c) Not later than ten (10) Days after the Closing Date, NCS will provide to Circle K a complete copy of NCS's environmental files and underground storage tank system files pertaining to the Stores. After Circle K's review of such files, should it desire additional environmental or underground storage tank information, it shall have the right to copy NCS's files, wherever located, at Circle K's sole cost and expense. Circle K's right to copy NCS's environmental files and underground storage tank systems files shall expire four (4) years after the Closing. All files shall be retained in complete form during this period.

                 (d) NCS will provide Circle K complete inventory data pertaining to "Release Detection" for one (1) year prior to the Closing Date. Such data shall be provided upon request should Circle K be required to produce such records to a regulatory authority.

                 (e) NCS will provide Circle K any invoices and proof of payment for corrective action expenditures that apply to any environmental remediation reimbursement fund deductible within sixty
         (60) Days after the Closing Date.


             ARTICLE 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS

         SECTION 6.1.        NCS'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

         NCS hereby represents, warrants and covenants to Circle K as follows:

                 (a) That the execution and delivery of this Agreement and the documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, shall constitute legal, valid and binding obligations of NCS enforceable in accordance with the terms hereof and thereof.

                 (b) That neither the execution and delivery of this Agreement or the documents executed in connection herewith will violate or conflict with any provision of its Articles of Incorporation or Bylaws, or will violate or result in the breach or termination of any material agreement to which it is a party.

                 (c) That, except as set forth on Schedule 6.1(c), no authorization, consent, approval, license, exemption, filing, qualification, action by or registration with any person, organization, court, or governmental entity, is or will be necessary in connection with the execution and/or performance of this Agreement and/or the documents executed in connection herewith by NCS.

                 (d)         That the Lease terms identified and described on
         Schedule 1.1(r) are true, correct, accurate and complete in all material respects.

                 (e) That, except as set forth on Schedule 6.1(e), there is no pending litigation and NCS is not aware of any threatened litigation against it that would materially affect this Agreement or the transaction contemplated hereunder.

                 (f) That it has paid or will pay at or prior to Closing all taxes that would place a lien on the Stores or impair the ability of NCS to transfer the Assets as contemplated herein.

                 (g) That it shall use its best efforts (which best efforts need not include the expenditure of money) to obtain all consents of third parties necessary for the consummation of the transactions described herein.

                 (h) That it has, at its expense, executed and filed or joined in the filing of any applications or documents necessary to obtain the authorization, approval or consent of any governmental body that may be required, or that Circle K reasonably requested, in connection with the consummation of the transactions contemplated hereby, including without limitation any notification filings required by the Hart-Scott-Rodino Antitrust Improvements Act.

                 (i) That it will use reasonable good faith efforts to satisfy or cause to be satisfied all of the conditions precedent set forth herein.

                 (j) That, after Circle K's determination of any retail sales or excise tax liabilities of NCS for all periods prior to the Closing Date, and NCS's receipt from Circle K of the appropriate tax returns and reports, NCS shall promptly execute such tax returns and reports and pay such retail sales or excise tax liabilities.

                 (k) That each of the NCS companies is a corporation duly incorporated and validly existing under the laws of the state of its incorporation and is duly qualified as a foreign corporation in each jurisdiction in which the location of the Stores makes such qualification necessary.

                 (l) That, except for those employment related agreements set forth on Schedule 6.1(l) that Circle K agrees to assume, it is not a party to any employment contracts, collective bargaining agreements, labor contracts, salary commitments or employee benefit commitments that will bind Circle K after the Closing.

                 (m) That the environmental records made available or given to Circle K pursuant to Article 5 are true and correct and complete in all material respects to NCS's actual knowledge as to the dates of tank installation, the construction of tanks, the dates and extent of any modifications and Reportable Releases.

                 (n) That it shall remove all of its Excluded Assets from the Stores as soon as practicable after the Closing with the exception of trade fixtures and other Assets which belong to vendors, which may or may not be removed by the vendors.

                 (o) That NCS has good and indefeasible title to the Improvements and Equipment to be conveyed hereunder. None of the Equipment (other than Excluded Assets, if any) shall be removed from any of the Stores by NCS from the date hereof to the Closing Date, except with prior written consent of Circle K.

                 (p) That the Leases to be assigned by NCS are in full force and effect, that the lessor and lessee and/or Sublessor and Sublessee are not in default thereunder, and at the Closing any consent necessary to the assignment shall have been obtained.

                 (q) That the written consent of the Sale Leaseback landlord has been obtained to the extent necessary.

                 (r) That, as of the Closing Date, it has notified Circle K of any material adverse changes or events that have occurred since the Effective Date and may affect the Assets or their operation.

                 (s) That, until the Closing, it will not increase the retail prices of its Inventory.

         SECTION 6.2.        CIRCLE K'S REPRESENTATIONS, WARRANTIES AND
                             COVENANTS.

         Circle K hereby represents, warrants and covenants to NCS as follows:

                 (a) That the execution and delivery of this Agreement and the documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, shall constitute legal, valid and binding obligations of Circle K enforceable in accordance with the terms hereof and thereof.

                 (b) That neither the execution and delivery of this Agreement or the documents executed in connection herewith will violate or conflict with any provision of its Articles of Incorporation or Bylaws, or will violate or result in the breach or termination of any material agreement to which it is a party.

                 (c) That, except as set forth on Schedule 6.2(c), no authorization, consent, approval, license, exemption, filing, qualification, action by or registration with any person, organization, court, or governmental entity, is or will be necessary in connection with the execution and/or performance of this Agreement and/or the documents executed in connection herewith by Circle K.

                 (d) That, except as set forth on Schedule 6.2(d), there is no pending litigation and Circle K is not aware of any threatened litigation against it that would materially affect this Agreement or the transaction contemplated hereunder.

                 (e) That it has, at its expense, executed and filed or joined in the filing of any applications or documents necessary to obtain the authorization, approval or consent of any governmental body that may be required, or that NCS has reasonably requested, in connection with the consummation of the transactions contemplated hereby, including without limitation any notification filings required by the Hart-Scott-Rodino Antitrust Improvements Act.

                 (f) That it covenants and agrees to use its reasonable good faith efforts to satisfy or cause to be satisfied all of the conditions precedent set forth herein.

                 (g) That it will determine any retail sales or excise tax liabilities of NCS for all periods prior to the Closing Date, and will timely prepare the appropriate tax returns and reports and submit them to NCS for execution and payment.

                 (h) That each of the Circle K companies is a corporation duly incorporated and validly existing under the laws of the state of its incorporation.

            SECTION 6.3.   OPERATION, REPAIR AND CONDITION.

                    (a)    From June 30, 1993 until the Closing Date, NCS shall
            (i) maintain, repair and operate the Stores in the ordinary course of business, and (ii) reconstruct, repair or rebuild any Store that is destroyed or damaged by a casualty in accordance with its normal maintenance standards. On the Closing Date, NCS shall deliver the Stores to Circle K in good condition and repair.

                    (b) In the event a Store is destroyed by a casualty and cannot be either reconstructed, repaired or rebuilt by the Closing Date, it shall be treated as an excluded Store pursuant to Section
            2.4 unless NCS makes arrangements reasonably satisfactory to Circle K for the restoration of such Store to its condition prior to the casualty, in which event such Store shall be conveyed in accordance with the terms of this Agreement.

            SECTION 6.4.   PURCHASES OF INVENTORIES PRIOR TO CLOSING DATE.

            NCS shall continue to purchase inventories for the Stores in accordance with its existing practices from the date hereof until the Closing Date.

            SECTION 6.5.   COVENANT OF COOPERATION.

            The Parties agree that they shall reasonably cooperate with each other in the satisfaction of their obligations under this Agreement. In addition, they agree to join in the execution and delivery of such additional documents or instruments as may be reasonably necessary for the consummation of the transactions contemplated hereby. Neither Party, however, shall be required to incur any expenses except as expressly set forth in this Agreement.


               ARTICLE 7.  INDEPENDENT INVESTIGATION; DISCLAIMER;
                  AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                     COVENANTS AND AGREEMENTS AND INDEMNITY

            SECTION 7.1.   INDEPENDENT INVESTIGATION; SCOPE OF
                           REPRESENTATIONS AND WARRANTIES.

            Circle K acknowledges that (i) it has been afforded the opportunity to inspect the Assets as well as NCS's files pertaining thereto, (ii) it has relied and will rely solely on its own independent investigation of the Assets and upon the express representations, warranties and covenants contained in this Agreement, and (iii) the review of the files was allowed solely as an accommodation and should not be deemed to expand the representations or warranties of NCS. CIRCLE K HEREBY SPECIFICALLY ASSUMES ANY AND ALL RISKS AND OBLIGATIONS OF BRINGING THE ASSETS INTO COMPLIANCE WITH ANY AND ALL APPLICABLE LAWS AND REGULATIONS INCLUDING WITHOUT LIMITATION LAWS AND REGULATIONS PERTAINING TO PETROLEUM CONTAMINATION. In connection with the transactions contemplated hereby and except as otherwise expressly provided in this Agreement, NCS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESS OR IMPLIED, OF (A) MERCHANTABILITY, OR (B) FITNESS FOR A PARTICULAR PURPOSE, OR
(C) DESIGN, OR (D) COMPLIANCE WITH SPECIFICATIONS, OR (E) OPERATION OR CONDITION, OR (F) CAPACITY, OR (G) SUITABILITY, OR (H) PERFORMANCE, OR (I) QUALITY, OR (J) OTHERWISE. CIRCLE K ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING ACQUIRED ON AN "AS IS, WHERE IS" BASIS, WITH ALL FAULTS. Without limiting the generality of the foregoing, except as and to the extent set forth in this Agreement, NCS (i) makes no representation or warranty whatsoever, express, implied or statutory, in connection with the transactions contemplated by this Agreement, (ii) shall not be liable to Circle K for any liability, claim, loss, damage (direct or indirect or incidental or consequential), expense or cost of any kind or nature caused, directly or indirectly, by any Asset or any inadequacy thereof for any purpose or any deficiency or defect (latent or patent) therein, or the use or maintenance thereof, or any repairs, servicing or adjustments thereto, or any delay in providing or failure to provide any thereof, or any interruption or loss of service or use thereof, or any loss of business, or any damage whatsoever or however caused. Except for the representations and warranties set forth herein, as of the Closing Date, Circle K on behalf of itself, its successors and assigns, hereby waives each and every claim for recovery against NCS for any and all loss or damage to the Assets or any personal property or other Property arising from or relating to, in whole or in part, the maintenance, repair, condition or design of the Assets.

            SECTION 7.2.   DISCLAIMER.

            Except as and to the extent set forth in this Agreement, the Exhibits and Schedules attached hereto, and the certificates to be delivered by each Party or its officers at the Closing, each Party hereby disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to the Other Party, including, without limitation, any information included in NCS's files and reviewed by Circle K. Without affecting Circle K's right to the representations and warranties set forth in this Agreement, Circle K hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Assets (including, but not limited to, its own estimate and appraisal of the physical condition, value and profitability of the Stores).

            SECTION 7.3.   SURVIVAL OF COVENANTS, AGREEMENTS,
                           REPRESENTATIONS AND WARRANTIES AND INDEMNITY.

            The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date, but only for the one (1) year period immediately after the Closing Date. Furthermore, as a condition precedent to the rights of a Party to sue (i) on any breach of any representation, warranty, covenant or agreement made by the Other Party hereunder, or (ii) to enforce the indemnification provisions of subparagraphs
7.3 (a) and (b) below in respect to any such breach of representation, warranty, covenant or agreement, the Party seeking to assert any such breach or enforce such indemnification must give notice to the Other Party of such breach or the intent to enforce such indemnification prior to 5:00 P.M. Phoenix time on the date which is one (1) year after the Closing Date. Further, at 5:00 P.M. Phoenix time, on the date which is one (1) year after the Closing Date, each Party, without further action, shall be deemed to release the Other Party from any and all damage, loss, cost, expense, obligation, claim or liability, including costs of investigation, court costs and reasonable attorneys' fees, ("Damages") known or unknown, absolute, contingent or otherwise, arising from or relating to the breach, known or unknown, absolute, contingent or otherwise, of any representation, warranty, covenant or agreement hereunder in connection with the transactions contemplated hereby, unless notice of such breach or the intent to enforce the indemnification provisions below was given as described above. The rights of the Parties to sue to enforce the representations, warranties, covenants and agreements set forth in the Assignments and Assumptions of Lease and the Assignments and Assumptions of Contracts, in each case, shall not require the giving of such notice, shall not be deemed to be released, and shall continue in full force and effect until barred by the applicable statute of limitation.

                    (a) INDEMNIFICATION BY NCS. Subject to subparagraph (c) below, NCS, from and after the Closing Date, shall defend, indemnify and hold Circle K harmless from and against any and all Damages suffered or incurred by Circle K on account of or arising from or related to NCS's operation of the Stores and ownership of the Assets prior to the Closing Date (including without limitation product liability, labor, employment and personal injury claims). Notwithstanding anything to the contrary set forth herein, this indemnification shall not include (i) any costs and expenses specifically to be borne by Circle K pursuant to this Agreement,
            (ii) any losses, liabilities, or obligations arising out of or constituting a breach of any representation, warranty, covenant, or agreement of Circle K under this Agreement, (iii) any claim for lost profits relating to the Stores and/or the Assets, or (iv) any Damages or claims relating to Environmental Remediation (except to the extent such Damages or claims arise from a breach of NCS's warranty under Section 6.1(m) hereof). Circle K shall promptly notify NCS of the existence of any claim, demand or other matter to which NCS's indemnification obligation would apply and shall give NCS a reasonable opportunity to defend the same at NCS's own expense and with counsel of NCS's own selection reasonably satisfactory to Circle K; provided that Circle K also has the right to fully participate in the defense at its own expense. If NCS, within a reasonable time after this notice, but no later than fifteen (15) Days, fails to defend, Circle K shall have the right, but not the obligation, to undertake the defense thereof, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of NCS.

                    (b) INDEMNIFICATION BY CIRCLE K. In addition to the indemnification obligation assumed pursuant to Section 5.3, Circle K, from and after the Closing Date, shall defend, indemnify and hold NCS harmless from and against any and all Damages suffered or incurred by NCS on account of or arising from or related to Circle K's operation of the Stores and ownership of the Assets on and after the Closing Date (including without limitation, product liability, labor, employment and personal injury claims). NCS shall promptly notify Circle K of the existence of any claim, demand or other matter to which Circle K's indemnification obligation would apply and shall give Circle K a reasonable opportunity to defend the same at Circle K's own expense and with counsel of its own selection reasonably satisfactory to NCS; provided that NCS shall at all times also have the right to participate fully in the defense at its own expense. If Circle K shall, within a reasonable time after such notice, but no later than fifteen (15) Days, fail to defend the claim, NCS shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of Circle K.

                    (c) LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, (i) the liability of each Party for the breach of any representation or warranty or the failure to perform or satisfy any covenant or agreement hereunder and the indemnification obligations of the Parties shall be limited to actual Damages and shall not include incidental, consequential or indirect Damages, and (ii) neither Party shall have any liability for any Damages arising from or relating to one or more breaches of the representations, warranties, covenants or agreements set forth in this Agreement or for any indemnification responsibilities hereunder, unless and until and only to the extent that the aggregate Damages to the Other Party and indemnification responsibilities shall exceed the sum of Fifty Thousand Dollars ($50,000).


                ARTICLE 8.  ACCESS TO INFORMATION; DUE DILIGENCE

            SECTION 8.1.   INSPECTIONS; ACCESS TO INFORMATION.

            NCS agrees to allow Circle K to inspect the Assets after reasonable notice, provided such inspection does not interfere with the operation of the Stores. NCS agrees to furnish Circle K with such information related to the Assets as is reasonably requested and Circle K agrees to keep such information highly confidential and not to reveal it to any person other than its officers, directors, employees, agents and legal and accounting advisors. Information provided is for the sole purpose of evaluating the transaction described herein. Circle K agrees to inform its officers, directors, employees, agents and advisors that the information must be treated confidentially. Although NCS agrees in good faith to provide accurate and complete information, it does not represent or warrant the accuracy and completeness of such information except as is provided in this Agreement. Circle K acknowledges that it must rely on independent evaluation of the Assets and not on information provided to it by NCS. Circle K agrees that, if any governmental authority requests or requires disclosure of any information that it has received from NCS, or if Circle K receives a subpoena duces tecum or other order mandating disclosure of the information, it will immediately notify NCS to permit NCS an opportunity to seek a protective order with respect to disclosure of the information.


                            ARTICLE 9.  TERMINATION

            SECTION 9.1.   EFFECTIVE.

            Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Closing as follows:

                    (a)    MUTUAL CONSENT.   By mutual written consent of both
            Parties;

                    (b)    BY NCS.   By NCS if any one or more of the
            conditions precedent to its obligations herein shall not have been satisfied or if the Closing has not occurred by June 1, 1994 (except as such date may be postponed under Section 2.4(c) above) for any reason other than the breach or default under this Agreement by NCS; or

                    (c)    BY CIRCLE K.   By Circle K if any one or more of the
            conditions precedent to its obligations herein shall not have been
            satisfied or if the Closing has not occurred by   June 1, 1994
            (except as such date may be postponed under Section 2.4(c) above) for any reason other than the breach or default under this Agreement by Circle K; or

                    (d) BY EITHER PARTY. By either Party pursuant to the provisions of Section 2.4(c) hereof.

            SECTION 9.2.   NOTICE.

            Written notice of any termination under Section 9.1(b), (c) or (d) stating the grounds therefor, shall be given promptly by the Party entitled to give such notice.


                        ARTICLE 10.  EMPLOYMENT MATTERS

            SECTION 10.1.  EMPLOYEES.

                    (a) NCS agrees to promptly notify Circle K of those Employees it wishes to retain. Circle K shall then have the first right to interview the Employees who will not be retained for the purpose of making potential offers of employment.

                    (b) Circle K will endeavor to interview substantially all of the remaining Employees who work in the Stores. After the interviews, Circle K will consider employing such persons who meet Circle K's current employment standards. NCS shall supply a list of all Employees who work in the Stores, which list shall include Employee's name, Social Security number, hourly rate and/or bi-weekly salary, bonus (if any), tenure and job title. Circle K shall notify NCS not less than five (5) Days prior to the Closing Date of the names of the Employees offered employment with Circle K and identify those accepting such offers.

                    (c) Except for Employees who remain in the employment of NCS, NCS shall cause the termination of the employment of all of its Employees to occur as of the Effective Time. Simultaneously therewith, Circle K shall offer employment to such of NCS's Employees as are selected for hire by Circle K. The Employees will retain their last hire date as provided for in Circle K's policies and procedures. Circle K's offers of employment pursuant to this
            Section 10.1(c) shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of Circle K to a post-Closing Date employment relationship of any fixed term or duration or any terms or conditions other than as Circle K may establish. Any employment accepted with Circle K shall be "at will" subject to such conditions and terms as may be established by Circle K and may be terminated by Circle K at any time for any reason. NCS shall not be obligated under the terms hereof to distribute sums pursuant to its separation pay policy to Employees offered employment with Circle K. Any Employee who (i) elects to remain in the employ of NCS, (ii) rejects such offer of employment by Circle K, or (iii) is not offered employment by Circle K, shall not, after the date of such election, rejection or non-offer, be considered an "Employee" for purposes of the remaining subparagraphs of this Section 10.1.

                    (d) NCS shall provide Circle K all information on each Employee to be hired by Circle K that pertains to any training that Employee received during the course of employment with NCS.

                    (e) Any Employee of NCS who is on any leave of absence, which includes, but is not limited to, the Family and Medical Leave Act, Workers' Compensation, or Medical or Military leave on the Closing Date (an "Affected Employee"), shall remain in the employ of NCS until released from the appropriate medical practitioner or governmental agency. The Affected Employee may be terminated by NCS and any causes of action or claims brought pursuant to that termination will be the sole responsibility of NCS.

                    (f) Employees of NCS who wish to enroll in Circle K's 401(k) plan will be allowed to immediately enroll in Circle K's 401(k) plan on the next entry date of Circle K if they have been employed with NCS for one year or more and are over twenty-one (21) years of age.

                    (g) As of the Effective Time, Employees shall participate in Circle K's existing employee benefit plans and programs according to Circle K's policies as applicable to employees performing the same jobs with Circle K as such Employees performed with NCS.

                    (h) All accrued and prorated but unused vacation of Employees shall be paid by NCS on the Closing Date.

                    (i) NCS shall provide Circle K all information in its possession necessary to allow Circle K to continue participation in the Targeted Jobs Tax Credit Program.

            SECTION 10.2.  NO THIRD PARTY BENEFICIARIES.

            The Parties do not intend to create any third-party beneficiary rights by this Article. The Employees shall not be entitled to enforce the provisions hereof.


                             ARTICLE 11.  DEFAULTS

            SECTION 11.1.  DEFAULTS BY EITHER PARTY.

            In the event a Party shall be deemed to be in default hereunder prior to the Closing, the Other Party shall be entitled to exercise any and all rights and remedies permitted by law or in equity, including without limitation the remedy of specific performance. The Parties agree that the Damages which the Other Party may suffer in the event of a default hereunder are impossible or very difficult to estimate with any degree of certainty. A Party shall be deemed to be in default hereunder if the Party shall fail to use reasonable efforts to comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, or if any representation or warranty made by a Party herein shall be untrue or incorrect in any material respect, as of the effective date of such representation or warranty.


                           ARTICLE 12.  MISCELLANEOUS

            SECTION 12.1.  CLOSING COSTS.

            Each Party shall pay (i) the legal, accounting and professional fees and expenses incurred by said Party in connection with the transactions described herein, (ii) the filing fees of such Party associated with the Hart-Scott-Rodino Antitrust Improvements Act, and (iii) one-half of (a) the Title Company's escrow fee, (b) all other Closing costs, including without limitation any revenue stamps and transfer fees. Circle K shall pay the charges for any Preliminary Title Reports, Title Policies and surveys ordered by Circle K.

            SECTION 12.2.  BROKERAGE COMMISSIONS.

            Each Party acknowledges that it has not utilized the services of a broker or agent in this transaction and agrees to indemnify and hold the Other Party harmless with respect to any claims by an agent or broker based on dealings with such Party.

            SECTION 12.3.  ASSIGNMENT.

            This Agreement may not be assigned by a Party without the prior written consent of the Other Party.

            SECTION 12.4.  BINDING EFFECT.

            This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

            SECTION 12.5.  ENTIRE AGREEMENT; MODIFICATIONS.

            This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any term, provision or condition hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the parties hereto, and then only to the extent set forth in such instrument.

            SECTION 12.6.  HEADINGS.

            The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

            SECTION 12.7.  INTERPRETATION.

            Whenever the context hereof so requires (i) the singular shall include the plural, and the male gender shall include the female gender and the neuter, and vice versa, and (ii) a reference to Circle K or NCS shall be a reference to that company and to any subsidiary thereof referenced herein having a role with respect to an obligation hereunder.

            SECTION 12.8.  NOTICES.

            Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received when delivered in person or by telecopy or one (1) Business Day after delivery to an overnight courier or delivery service, addressed to a Party at the following addresses or such subsequent addresses as are supplied in accordance herewith:

            (a)     If to NCS, to:

                           National Convenience Stores Incorporated
                           100 Waugh Drive
                           Houston, TX  77007
                           FAX:  713-880-0579

                           Attention:     A. J. Gallerano, Esq.
                                          Senior Vice President,
                                          General Counsel and Secretary

            (b)     If to Circle K, to:

                           The Circle K Corporation
                           Suite 1800
                           3003 North Central Avenue
                           Phoenix, AZ  85012
                           FAX:  602-530-5147

                           Attention:     Gehl P. Babinec
                                          Senior Vice President
                                          and General Counsel

            SECTION 12.9.  ADDITIONAL ACTS.

            In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered, the Parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, at the Closing any and all such further acts, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereunder.

            SECTION 12.10. APPLICABLE LAW AND JURISDICTION.

            With respect to any matter pertaining to a specific Store, this Agreement shall be governed by and construed for each Store in accordance with the internal laws of the State of Georgia; BUT IN ALL MATTERS NOT PERTAINING TO A SPECIFIC STORE, THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

            SECTION 12.11. DISPUTE RESOLUTION.

            Should a dispute arise regarding this Agreement, such dispute shall be settled by arbitration in the City of Dallas, Texas, United States of America before a panel of three (3) arbitrators, in accordance with the Rules of the American Arbitration Association (AAA). The foregoing shall apply without limitation to any dispute regarding the scope of this Agreement and/or the jurisdiction of the arbitrators.

            Any demand for arbitration shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedies sought.

            The arbitrators shall have authority to assess damages sustained by reason of any breach or wrongful termination of this Agreement. The parties shall share equally all expenses of the arbitration and the AAA and each Party shall bear its own expenses incident to the arbitration.

            The arbitrators shall not extend, modify or suspend any of the terms of this Agreement or the reasonable standards of business performance set forth by a Party in good faith. A demand for arbitration shall not operate to stay or postpone the effective date of any termination, and the Parties will be relegated to their remedy and damages for wrongful termination as determined by the arbitrators. The decision of the arbitrators within the scope of this submission shall be final and binding on all Parties and any right of judicial action on any matter subject to arbitration hereunder is hereby waived. The resolution of the arbitrators shall be final and binding upon both Parties and may be enforced by any judicial court having jurisdiction.

            Nothing in this Section 12.11 shall preclude either Party from petitioning a court for and obtaining specific performance and/or injunctive relief. In addition, any Party shall have the right to sue in court to enforce the arbitration award. This Section 12.11 shall survive any termination of this Agreement.

            SECTION 12.12. BULK TRANSFER MATTERS.

            The Parties agree that no bulk transfer laws are applicable to the transactions contemplated herein. NCS shall indemnify Circle K for any damages attributable to the failure by NCS to comply with the provisions of any applicable bulk sales act or bulk transfer act.

            SECTION 12.13. COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

            SECTION 12.14. COSTS.

            If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default relating to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

            SECTION 12.15. PUBLIC STATEMENTS.

            Except for such announcements and statements as are required by law or applicable rule or regulations, the Parties hereto agree to obtain the consent of each other prior to issuing any public announcement or statement with respect to the transactions contemplated herein.

            SECTION 12.16. TIME.

            Time is of the essence as to this Agreement.

            SECTION 12.17. SEVERABILITY.

            If any term or provision hereof is void, illegal or unenforceable, said voidness, illegality or unenforceability shall not affect or impair the remaining terms and provisions hereof which shall be enforced as if said void, illegal or unenforceable term or provision was not set forth herein.

            SECTION 12.18. EXHIBITS AND SCHEDULES.

            The Exhibits and Schedules attached hereto are incorporated herein by reference for all purposes.

            SECTION 12.19. DELIVERY OF WRITTEN MATERIALS.

            Not later than ten (10) Days after the Closing Date, NCS shall provide to Circle K all notices, documents and other materials in its possession that relate in any manner whatsoever to the Assets to be transferred to Circle K. NCS shall also deliver to Circle K promptly upon receipt any such materials thereafter received by NCS. NCS may keep copies of any such materials if it desires to do so.

            SECTION 12.20. MET LIFE LEASEBACK STORES.

            NCS and Metropolitan Life Insurance Company have entered into an Indemnification and Agreement (the "Met Life Agreement") dated April 12, 1989 pertaining to NCS Store Nos. 0082, 0704, 0728, 1035, 1960, 2077, 2085, 2094,
2323, 2331, and 2383. NCS shall timely perform its obligations under the terms of the Met Life Agreement and reserves the right to enter upon such Leased Land to perform such obligations. NCS shall not unreasonably interfere with Circle K's operation of its business at such Leased Stores.

            SECTION 12.21. USE OF TRADENAME AND SERVICEMARKS.

            NCS, as the owner of all right, title and interest in and to the tradenames and servicemarks "Kelli's Deli," "Copilot," "Super Copilot," "Fresh Express," "Neighborstore," "Stop N Go," and "National Convenience Stores" hereby agrees that for a period of ninety (90) Days after the Closing Date Circle K shall have a limited, nontransferable, royalty-free right to use such tradenames and servicemarks solely in connection with Circle K's operation of the Stores, including the right to sell any items of Inventory bearing any such tradenames and servicemarks in the ordinary course of business, and for no other purpose whatsover. In the event Circle K fails to operate the Stores in a manner consistent with good industry standards and practices, NCS, in its sole discretion, after notice to Circle K of the unacceptable practice and the failure of Circle K to cure the same within three (3) Business Days after receipt of such notice, may revoke the limited right to use the foregoing tradenames and servicemarks granted herein. Immediately after the Closing Date, Circle K shall diligently proceed with the dismantling of signage and the removal of other materials at Circle K's expense, and shall complete such dismantling and the removal of other materials within ninety (90) Days after the Closing Date, and NCS may, at NCS's expense, remove such signage (excluding the sign holders) and other materials from Stores within fifteen (15) Days thereafter. If NCS fails to remove such signage and other materials at the expiration of fifteen (15) Days, the signage and other materials shall be deemed to be abandoned and Circle K may deal with or dispose of them as Circle K deems appropriate at Circle K's sole expense.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first stated above by their duly authorized representatives, to be effective as of the Effective Date.


NATIONAL CONVENIENCE STORES                THE CIRCLE K CORPORATION
INCORPORATED



By:___________________________             By:____________________________

Title:________________________             Title:_________________________



NCS REALTY COMPANY                         CIRCLE K PROPERTIES, INC.



By:__________________________              By:_____________________________

Title:_______________________              Title:__________________________


STOP N GO MARKETS OF
GEORGIA, INC.



By:________________________________________

Title:_____________________________________

                               AMENDMENT NO. 1 TO

                            ASSET PURCHASE AGREEMENT

         This Amendment No. 1 dated as of April 29, 1994 ("Amendment") to the Asset Purchase Agreement dated as of April 20, 1994 ("Agreement") is by and among National Convenience Stores Incorporated, a Delaware corporation, NCS Realty Company, a Texas corporation, and Stop N Go Markets of Georgia, Inc., a Georgia corporation, (hereinafter, collectively, "NCS") whose principal address is 100 Waugh Drive, Houston, Texas 77007, and The Circle K Corporation, a Texas corporation, and Circle K Properties, Inc., a Delaware corporation, (hereinafter, collectively, "Circle K") whose principal address is Phoenix Corporate Center, Suite 1800, 3003 North Central Avenue, Phoenix, Arizona 85012.

                                  INTRODUCTION

         On April 20, 1994, NCS and Circle K entered into the Agreement, which provides for the acquisition by Circle K of certain assets of NCS. NCS and Circle K now desire to amend certain provisions of the Agreement. Accordingly, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NCS and Circle K have agreed as follows:

1.       AMENDMENT OF AGREEMENT

         1.1 NCS Store No. 202. The Agreement is hereby amended by the addition of Section 12.22, which shall provide:

                 "12.22 Amended Right of Way Easement. NCS shall use its best effort to obtain a corrected right of way easement granted to Southern Bell Telephone but executed by a NCS Entity not in the chain of title for Store No. 202. NCS shall provide Circle K an amended easement for execution."

         1.2 NCS Store No. 715 (Adjacent Property). The Agreement is hereby amended by the addition of Section 12.23, which shall provide:

                 "12.23 NCS Title Corrective Matters. NCS shall cause the title curative work to be performed which are necessary in order for NCS to deliver to Circle K an Owners Title Policy for Store No. 715 (Adjacent Property) in accordance with the terms of the Agreement, and NCS shall deliver such Policy to Circle K within 60 days of the Closing Date."

         1.3 NCS Store No. 2077. The Agreement is hereby amended by the addition of Section 12.24, which shall provide:

                 "12.24 Consent to Letter Agreement. NCS agrees to use its best effort to obtain a consent letter to allow NCS to assign an existing Letter Agreement to Circle K which covers a fence encroachment on the adjacent property. In lieu of a Consent Letter, NCS may provide a new Letter Agreement to be executed by Circle K."

         1.4 Amendment to Exhibit E. Exhibit F to Exhibit E of the Agreement is hereby deleted in its entirety and Exhibit A hereto is substituted therefor.

         1.5 Amendment to Schedule 1.1(r). Schedule 1.1(r) of the Agreement is hereby deleted in its entirety and Exhibit A hereto is substituted therefor.

2.       MISCELLANEOUS

         2.1 Continued Validity. Except as modified hereby, all terms and conditions of the Agreement shall remain in full force and effect.

         2.2 Usage. Capitalized terms used in this Amendment and which are not defined herein shall have the meanings ascribed to them in the Agreement.

         2.3 Headings. The headings and titles to the Articles, Sections and Subsections of this Amendment are inserted for convenience only and shall neither be deemed a part hereof nor affect the construction or interpretation of any provision hereof.

         2.4 Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NATIONAL CONVENIENCE STORES            THE CIRCLE K CORPORATION
 INCORPORATED


By: /s/ C.R. Wortham, Jr.              By: /s/ Philip W. Tomczyk
       C.R. Wortham, Jr.                      Philip W. Tomczyk
       Vice President                         Senior Vice President --
                                                Gasoline and Store Development

NCS REALTY COMPANY                     CIRCLE K PROPERTIES, INC.


By: /s/ C.R. Wortham, Jr.              By: /s/ Philip W. Tomczyk
       C.R. Wortham, Jr.                      Philip W. Tomczyk
       Vice President                         Vice President





STOP N GO MARKETS OF GEORGIA, INC.


By: /s/ C.R. Wortham, Jr.
       C.R. Wortham, Jr.
       Vice President





                                      -3-